UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 5, 2019

Commission file number 1-38669

LiveRamp Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)		83-1269307 (I.R.S. Employer Identification No.)
225 Bush Street, Seventeenth Floor San Francisco, CA (Address of Principal Executive Offices)		94104 (Zip Code)
(866) 352-3267 (Registrant's Telephone Number, Including Area Code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.10 Par Value	RAMP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 2—Financial Information

Item 2.02 Results of Operations and Financial Condition

        On August 5, 2019, LiveRamp Holdings, Inc. (the “Company”) issued a press release announcing the results of its financial performance for its first quarter ended June 30, 2019. The Company will hold a conference call at 1:30 PM PST today to further discuss this information. Interested parties are invited to listen to the webcast, which will be broadcast via the Internet at www.liveramp.com. The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Section 8—Other Events

Item 8.01. Other Event

As previously announced, on July 2, 2019, the Company closed its merger agreement with Data Plus Math Corporation for approximately $117 million in cash. The aggregate value of merger consideration with respect to assumed options and the shares of common stock of the Company, subject to holdback agreements with certain key employees, is expected to equal approximately $33 million and be reported as non-cash stock compensation over the applicable vesting periods. The initial accounting for this acquisition is incomplete due to the timing of the acquisition, including the disclosure of the major classes of assets acquired and liabilities assumed and supplemental pro forma disclosures.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of the Company dated August 5, 2019
101.sch	XBRL Taxonomy Extension Schema Document
101.cal	XBRL Taxonomy Extension Calculation Linkbase Document
101.def	XBRL Taxonomy Extension Definition Linkbase Document
101.lab	XBRL Taxonomy Extension Label Linkbase Document
101.pre	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2019

LiveRamp Holdings, Inc.

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	Chief Ethics and Legal Officer & Executive Vice President